Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--October 23, 2008--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable December 15, 2008, to holders of record as of December 1, 2008.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2008.

Highlights

  The Company reported consolidated earnings for the 2008 third quarter of $20.2 million, or basic earnings per share of $0.60 and diluted earnings per share of $0.59, compared with 2007 third quarter earnings of $23.3 million, or $0.76 per share-basic and diluted. Earnings for the twelve months ended September 30, 2008 were $31.6 million, or $0.95 per share. This compares to earnings of $41.8 million, or $1.38 per share, for the 2007 twelve month period.
  The Missouri Public Service Commission (MPSC) issued an Order on July 31 authorizing a net increase in electric revenues of approximately $22.0 million. This represents an approximate 6.7 percent increase to the Company’s Missouri rate revenues and is based on a 10.8% return on equity. The MPSC also authorized a fuel adjustment clause for the Company’s Missouri customers. The fuel adjustment component of revenues will be modified twice per year upon MPSC approval. Additionally, the MPSC approved the recovery of deferred expenses for 2007 ice storms and continued tracker mechanisms for pension and other post-retirement benefit expenses. Additionally, the Commission established a tracker mechanism designed to recover the costs associated with complying with vegetation control and system reliability rules implemented this past year.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended September 30, 2008				Quarter Ended September 30, 2007
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$ 131,395	$ 6,056	$ 1,366	$ 138,685	$ 135,980	$ 5,642	$ 986	$ 142,487
Fuel & Purchase Power Exp.	51,501	3,414	––	54,915	52,402	2,607	––	55,009
Other Operating Expenses	51,934	2,935	1,014	55,751	52,152	3,073	704	55,808
Operating Income (Loss)	27,960	(293)	352	28,019	31,426	(38)	282	31,670
Net Income (Loss) from Continuing Operations	21,108	(1,234)	306	20,180	24,015	(907)	92	23,200
Net Income from Discontinued Operations	––	––	––	––	––	––	111	111
Net Income (Loss)	$ 21,108	$ (1,234)	$ 306	$ 20,180	$ 24,015	$ (907)	$ 203	23,311
Earnings Per Weighted-Average Share, Basic Diluted				$0.60 $0.59				$0.76 $0.76

Third Quarter Electric Results

Electric revenues for the 2008 quarterly results compared to 2007 were lower primarily due to much cooler weather. We estimate the impact of weather reduced revenues approximately $8.7 million. Other significant revenue items include rate changes in various jurisdictions which added approximately $2.8 million and customer growth (0.5% increase) contributed another $1.3 million. Overall, 2008 quarterly electric revenues decreased $4.6 million which represents a 3.4% decrease compared to the 2007 third quarter.

The third quarter fuel and purchased power expenses were lower by $0.9 million overall, and were impacted by the transition to a fuel adjustment mechanism in our Missouri jurisdiction. Actual fuel costs decreased $8.7 million due to lower natural gas volumes driven by the milder weather. The decrease in natural gas volumes was partially offset by increased prices for coal and purchased power totaling $5.2 million. Our fuel expenses were also adjusted upward by $1.8 million primarily for the Missouri fuel adjustment clause which became effective September 1, as our actual fuel and purchased power costs were lower on a kilowatt hour basis compared to the amount allowed in our base rates.

Other operating and maintenance expenses increased $1.2 million for the third quarter of 2008 compared to 2007. This increase included $0.4 million related to amortization of 2007 ice storm costs which were approved in the recent Missouri rate case. Several other operating and maintenance categories experienced relatively small increases compared to 2007 with the exception of lower expenses for pension and healthcare, and a credit recorded for previously expensed consulting fees due to a change in regulatory treatment. Depreciation and other taxes were relatively flat for the quarter compared to the 2007 quarter. In summary, the electric segment net income was $21.1 million for the 2008 quarter compared to $24.0 million for 2007.

Third Quarter Gas Results

Revenues from gas operations for the third quarter of 2008 increased $0.4 million compared to 2007. However, the cost of natural gas sold and transported also increased approximately $0.8 million during 2008 compared to 2007. Gas operations and maintenance expenses increased $0.2 million compared to last year, but were partially offset by a decrease in income and other taxes. Overall, the quarterly 2008 gas segment results reported a loss of $1.2 million compared to a loss of $0.9 million for 2007.

Third Quarter Consolidated Results

Total interest charges increased approximately $0.4 million in the 2008 third quarter compared to 2007. Long-term debt interest increased for the quarter by approximately $1.5 million compared to 2007, primarily attributable to the issuance of $90 million of First Mortgage Bonds in May 2008. The increase in long-term debt interest was partially offset by a reduction in short-term and other interest expenses of $0.5 million and an increase in AFUDC-debt of $0.6 million. The Company’s other income and deductions provided $1.1 million of additional income compared to the 2007 quarter which was mostly attributable to the equity component of AFUDC.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended September 30, 2008 increased $18.5 million over the same 2007 period. The most significant factors increasing revenues were related to jurisdictional rate increases of approximately $11.6 million and off-system revenues of $8.6 million. An estimated $7.5 million negative impact from weather was the only significant decrease to revenues.

Electric fuel and purchased power costs for the 2008 twelve month period increased $33.2 million. We experienced increased natural gas and purchased power costs since our coal plant availability was lower in the 2008 twelve month period compared 2007. An increase in volumes was also utilized to support the increase in off-system sales and continued customer growth.

Other operating costs increased $2.3 million, but were partially offset by a reduction in maintenance costs of $2.0 million. Depreciation increased approximately $4.9 million and other taxes increased $0.8 million. The 2008 results included the sale of a unit train which resulted in a gain of $1.2 million, and the 2007 period included a $0.8 million loss on a plant cost disallowance. Overall, the electric segment 2008 twelve month period resulted in net income of $29.0 million compared to $41.2 million for the same 2007 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2008 twelve month period increased $0.4 million over 2007. The cost of natural gas sold and transported decreased $0.4 million during 2008. Other operating and maintenance expenses decreased $0.8 million for the 2008 twelve month period compared to 2007. Depreciation and other taxes were unchanged for the comparative periods. The gas segment net income was $1.5 million for the 2008 twelve month period compared to $0.5 million for the 2007 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $2.0 million in the 2008 twelve month period compared to 2007. Interest related to long-term debt increased $4.6 million but was partially offset by decreased short-term debt interest of $0.9 million and a $1.8 million increase related to the debt component of AFUDC . The equity component of AFUDC also primarily improved our other income and expense category by $1.4 million when comparing the twelve month periods.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended September 30, 2008 versus September 30, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – September 30, 2007	$ 0.76	$ 1.38
Revenues
Electric segment	(0.10)	0.41
Gas segment	0.01	0.01
Other segment	0.01	0.02
Expenses
Electric fuel and purchased power	0.02	(0.73)
Cost of natural gas sold and transported	(0.02)	0.01
Operating – electric segment	(0.01)	(0.05)
Operating – gas segment	(0.01)	––
Maintenance and repairs	(0.01)	0.06
Depreciation and amortization	––	(0.12)
Loss on plant disallowance	––	0.02
Gain on sale of assets	––	0.03
Change in effective income tax rates	––	0.03
Other taxes	––	(0.02)
Other income and deductions	––	0.01
Interest charges	(0.02)	(0.09)
AFUDC	0.03	0.07
Discontinued operations	––	(0.01)
Dilutive effect of additional shares	(0.06)	(0.08)

Basic Earnings Per Share – September 30, 2008	$ 0.60	$ 0.95

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, October 24, 2008, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2008. To phone in to the conference call, parties in the United States should dial 1-800-218-8862, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11121116#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com